EXHIBIT 12
                       THE BANK OF NEW YORK COMPANY, INC.
                  Ratios of Earnings to Fixed Charges and Ratios
                       of Earnings to Combined Fixed Charges
                           and Preferred Stock Dividends
                              (Dollars in millions)


                                             For the three     For the six
                                              months ended     months ended
                                                June 30,         June 30,
                                              1996    1995     1996     1995
EARNINGS                                      ----    ----     ----     ----
- --------

 Income Before Income Taxes                   $452    $367    $  846   $  710
 Fixed Charges, Excluding Interest
  on Deposits                                  143     151       279      296
                                              ----    ----    ------   ------
 Income Before Income Taxes and Fixed
  Charges, Excluding Interest on Deposits      595     518     1,125    1,006
 Interest on Deposits                          286     335       578      643
                                              ----    ----    ------   ------
 Income Before Income Taxes and Fixed
  Charges, Including Interest on Deposits     $881    $853    $1,703   $1,649
                                              ====    ====    ======   ======
FIXED CHARGES
- -------------

 Interest Expense, Excluding Interest
  on Deposits                                 $136    $142    $  263   $  279
 One-Third Net Rental Expense*                   7       9        16       17
                                              ----    ----    ------   ------
 Total Fixed Charges, Excluding Interest
  on Deposits                                  143     151       279      296
 Interest on Deposits                          286     335       578      643
                                              ----    ----    ------   ------
 Total Fixed Charges, Including Interest
  on Deposits                                 $429    $486    $  857   $  939
                                              ====    ====    ======   ======
PREFERRED STOCK DIVIDENDS, PRE-TAX BASIS      $  4    $  4    $    8   $    8
- ----------------------------------------      ====    ====    ======   ======

EARNINGS TO FIXED CHARGES RATIOS
- --------------------------------

 Excluding Interest on Deposits               4.16x   3.43x     4.03x    3.40x
 Including Interest on Deposits               2.05    1.76      1.99     1.76

EARNINGS TO COMBINED FIXED CHARGES
& PREFERRED STOCK DIVIDENDS RATIOS
- ----------------------------------

 Excluding Interest on Deposits               4.05    3.34      3.92     3.31
 Including Interest on Deposits               2.03    1.74      1.97     1.74

       * The proportion deemed representative of the interest factor.